Exhibit 4.2

DIGITAL OPTICS CORPORATION

OMNIBUS STOCK OPTION AND AWARD PLAN

ARTICLE I. PREAMBLE

1.1 The Digital Optics Corporation Omnibus Stock Option and Award Plan is intended to secure for the Corporation, its Subsidiaries and its shareholders the benefits arising from ownership of the Corporation’s Common Stock by the employees of the Corporation and its Subsidiaries and by the directors of the Corporation, all of whom are and will be responsible for the Corporation’s future growth. The Plan is designed to help attract and retain for the Corporation and its Subsidiaries personnel of superior ability for positions of exceptional responsibility, to reward employees and directors for past services and to motivate such individuals through added incentives to further contribute to the success of the Corporation. With respect to persons subject to Section 16 of the Act, transactions under this Plan are intended to satisfy the requirements of Rule 16b-3 of the Act.

1.2 Awards under the Plan may be made to Eligible Participants in the form of (i) Incentive Stock Options (to Eligible Employees only); (ii) Nonqualified Stock Options; (iii) Restricted Stock; (iv) Stock Awards; (v) Performance Shares; or (vi) any combination of the foregoing.

1.3 The Plan shall be effective February 1, 2001 (the “Effective Date”), subject to approval by the shareholders of the Corporation to the extent necessary to satisfy the requirements of the Code, any stock exchange upon which the Common Stock may be listed, or other applicable federal or state law.

ARTICLE II. DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1 “Acceleration Event” means the occurrence of a Change of Control or a Corporate Reorganization.

2.2 “Award” means an award granted to a Participant in accordance with the provisions of the Plan, including, but not limited to, Stock Options, Restricted Stock, Stock Awards, Performance Shares, or any combination of the foregoing.

2.3 “Award Agreement” means the separate written agreement evidencing each Award granted to a Participant under the Plan.

2.4 “Board of Directors” means the Board of Directors of the Corporation.

2.5 “Cause” shall be limited to the following events: (i) drug abuse by Participant; (ii) alcohol abuse by Participant if it interferes with the efficient conduct of business by Participant; (iii) theft, embezzlement or other similar act by Participant of any tangible or intangible asset of the Corporation or any customer, supplier or investor of the Corporation or any customer, supplier or investor of the Corporation; (iv) commission of any other criminal act by Participant (whether or not Participant is prosecuted and convicted) if such act causes or is likely to cause damage to the business of the Corporation; (v) a material breach by Participant of or the contesting by Participant of the validity of the terms of any written agreement between the Corporation and Participant, or any written policy of the Corporation known by and applicable to all its employees, but a mere mistake in business judgment shall not constitute cause unless it is part of a continuing pattern of bad judgment that has caused actual damage to the Corporation or its business, and (vi) willful failure by Participant to follow the instructions of the Board of Directors or an officer for other supervisory employee of the Corporation to give instructions to Participant, to the extent such instructions are reasonably related to the business of the Corporation, are given in good faith to promote the interest of the Corporation, would not require Participant to commit any illegal act and are not given to provide the Corporation with cause for terminating Participant.

2.6 “Change of Control” means if, after the class of stock then subject to this Plan becomes publicly traded, the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D thereunder) of fifty percent (50%) or more of the class of securities then subject to this Plan is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or the sale, mortgage, lease or other transfer in one or more transactions not in the ordinary course of the Corporation’s business of assets or earning power constituting more than fifty percent (50%) of the assets or earning power of the Corporation and its subsidiaries (taken as a whole) to any such person or group of persons. For the purposes of this Plan, the class of stock then subject to this Plan shall be deemed to be “publicly traded” if such stock is listed or admitted to unlisted trading privileges on a national securities exchange or as to which sales or bid and offer quotations are reported in the automated system (“NASDAQ”) operated by the National Association of Securities Dealers.

2.7 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

2.8 “Committee” means a committee of the Board of Directors established for the administration of the Plan pursuant to Article III and consisting of two or more Directors. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, the Committee shall consist solely of two or more Non-Employee Directors. The Committee members may also be appointed for such limited purposes as may be provided by the Board of Directors.

2.9 “Common Stock” means the common stock of the Corporation to be issued pursuant to the Plan.

2.10 “Corporate Reorganization” means the happening of any one (1) of the following:

(a) The dissolution or liquidation of the Corporation;

(b) A reorganization, merger or consolidation of the Corporation as a result of which the outstanding securities of the class then subject to this Plan is changed into or exchanged for cash or property or securities not of the Corporation’s issue;

(c) The sale of all or substantially all of the assets of the Corporation to another corporation, person or business entity;

(d) The acquisition of stock representing more than eighty percent (80%) of the voting power of the Corporation’s stock outstanding; or

(e) When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this Section 2.10(d).

2.11 “Corporation” means Digital Optics Corporation, a North Carolina corporation, and its successors and assigns. The term “Corporation” shall include any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code, as modified by Section 415(h) of the Code) which includes the Corporation; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code, as modified by Section 415(h) of the Code) with the Corporation; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Corporation; and any other entity required to be aggregated with the Corporation pursuant to regulations under Section 414(o) of the Code. With respect to all purposes of the Plan, including, but not limited to, the establishment, amendment, termination, operation and administration of the Plan, Digital Optics Corporation shall be authorized to act on behalf of all other entities included within the definition of “Corporation.”

2.12 “Director” means a member of the Board of Directors.

2.13 “Disability” means disability as determined under procedures established by the Committee or in any Award, as set forth in a Participant’s Award Agreement.

2.14 “Effective Date” shall be the date set forth in Section 1.3 of the Plan.

2.15 “Eligible Employee” means an Eligible Participant who is an employee of the Corporation or any Subsidiary.

2.16 “Eligible Person” means any employee of the Corporation or any Subsidiary or any Director, as well as any other person whose participation the Committee determines is in the best interest of the Corporation, subject to limitations as may be provided by the Code, the Exchange Act or the Committee.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.18 “Fair Market Value” means, as of a given date and for so long as shares of the Common Stock are listed on a national securities exchange or reported on The Nasdaq Stock Market as a Nasdaq National Market security, the mean between the high and low sales prices for the Common Stock on such date, or, if no such shares were sold on such date, the most recent date on which shares of such Common Stock were sold, as reported in The Wall Street Journal. If the Common Stock is not listed on a national securities exchange or reported on The Nasdaq Stock Market as a Nasdaq National Market security, Fair Market Value shall mean the average of the closing bid and asked prices for such stock in the over-the-counter market as reported by The Nasdaq Stock Market. If the Common Stock is not listed on a national securities exchange or reported on The Nasdaq Stock Market as a Nasdaq National Market security, or the over-the-counter market, Fair Market Value shall be the fair value thereof determined in good faith by the Committee.

2.19 “Grant Date” means, as to any Award, the latest of:

(a) the date on which the Committee authorizes the grant of the Award; or

(b) the date the Participant receiving the Award becomes an employee or a director of the Corporation or its Subsidiaries, to the extent employment status is a condition of the grant or a requirement of the Code or the Exchange Act; or

(c) such other date (later than the dates described in (a) and (b) above) as the Committee may designate and as set forth in the Participant’s Award Agreement.

2.20 “Incentive Stock Option” means a Stock Option that meets the requirements of Section 422 of the Code and is granted under Article IV of the Plan and designated as an Incentive Stock Option in a Participant’s Award Agreement.

2.21 “Initial Public Offering” means the filing with a regulatory agency in preparation of registering the Common Stock under the Securities Act of 1933.

2.22 “Mature Shares” means shares of Common Stock that have been held by the Optionee for at least six (6) months following the exercise of a Stock Option or other acquisition of Common Stock.

2.23 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act.

2.24 “Nonqualified Stock Option” means a Stock Option that does not meet the requirements of Section 422 of the Code and is granted under Article V of the Plan, or, even if meeting the requirements of Section 422 of the Code, is not intended to be an Incentive Stock Option and is not so designated in the Participant’s Award Agreement.

2.25 “Option Period” means the period during which a Stock Option may be exercised from time to time, as established by the Committee and set forth in the Award Agreement for each Participant who is granted a Stock Option.

2.26 “Option Price” means the purchase price for a share of Common Stock subject to purchase pursuant to a Stock Option, as established by the Committee and set forth in the Award Agreement for each Participant who is granted a Stock Option.

2.27 “Participant” means an Eligible Participant to whom an Award has been granted and who has entered into an Award Agreement evidencing the Award.

2.28 “Performance Objectives” shall have the meaning set forth in Article IX of the Plan.

2.29 “Performance Period” shall have the meaning set forth in Article IX of the Plan.

2.30 “Performance Share” means an Award under Article IX of the Plan of a unit valued by reference to the Common Stock, the payout of which is subject to achievement of such Performance Objectives, measured during one or more Performance Periods, as the Committee, in its sole discretion, shall establish at the time of such Award and set forth in a Participant’s Award Agreement.

2.31 “Plan” means the Digital Optics Corporation Omnibus Stock Option and Award Plan, as amended from time to time.

2.32 “Restricted Stock” means an Award under Article VII of the Plan of shares of Common Stock that are at the time of the Award subject to restrictions or limitations as to the Participant’s ability to sell, transfer, pledge or assign such shares, which restrictions or limitations may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee, in its sole discretion, shall determine at the time of such Award and set forth in a Participant’s Award Agreement.

2.33 “Restriction Period” means the period commencing on the Grant Date with respect to such shares of Restricted Stock and ending on such date as the Committee, in its sole discretion, shall establish and set forth in a Participant’s Award Agreement.

2.34 “Retirement” means retirement as determined under procedures established by the Committee or in any Award, as set forth in a Participant’s Award Agreement.

2.35 “Stock Award” means an Award of shares of Common Stock under Article VIII of the Plan.

2.36 “Stock Option” means an Award under Article IV or Article V of the Plan of an option to purchase Common Stock. A Stock Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.37 “Subsidiary” means a subsidiary corporation of the Corporation as that term is defined in Code section 424(f). “Subsidiaries” means more than one Subsidiary.

2.38 “Termination of Service” means (i) in the case of an Eligible Participants, the discontinuance of employment of such Participant with the Corporation or its Subsidiaries for any reason other than a transfer to another member of the group consisting of the Corporation and its Subsidiaries; (ii) in the case of a Director who is not an employee of the Corporation or any Subsidiary, the date such Participant ceases to serve as a Director; and (iii) in the case of all other individuals, the date such Participant ceases to perform services for the Corporation or a Subsidiary. The determination of whether a Participant has discontinued service shall be made by the Committee in its sole discretion. In determining whether a Termination of Service has occurred, the Committee may provide that service as a consultant or service with a business enterprise in which the Corporation has a significant ownership interest shall be treated as employment with the Corporation. The Committee shall have the discretion, exercisable either at the time the Award is granted or at the time the Participant terminates employment, to establish as a provision applicable to the exercise of one or more Awards that during the limited period of exercisability following Termination of Service, the Award may be exercised not only with respect to the number of shares of Stock for which it is exercisable at the time of the Termination of Service but also with respect to one or more subsequent installments for which the Award would have become exercisable had the Termination of Service not occurred.

ARTICLE III. ADMINISTRATION

3.1 The Plan shall be administered by the Committee. Except as otherwise required by Rule 16b-3 under the Exchange Act, the Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate. The Committee also may limit the power of any member to the extent necessary to comply with Rule 16b-3 under the Exchange Act or any other law, rule or regulation. The Board of Directors may serve as the Committee, if by the terms of the Plan all members of the Board of Directors are otherwise eligible to serve on the Committee.

3.2 The Committee shall meet at such times and places as it determines. The Committee shall at all times operate and be governed, and Committee meetings shall be conducted and action taken, in accordance with the provisions of the Corporation’s bylaws or resolutions or policies adopted by the Board of Directors from time to time regarding the operation of committees of the Corporation.

3.3 Except as set forth in Section 3.15 regarding grants of Awards by the Board of Directors, the Committee shall have sole authority in its absolute discretion: (i) to construe and interpret the Plan and Award Agreements; (ii) to define the terms used herein and in the Award Agreements; (iii) to prescribe, amend, and rescind rules and regulations relating to the Plan and all Award Agreements; (iv) to determine the Eligible Individuals to whom Awards shall be granted or made available; (v) to determine the time or times when all Awards shall be granted; (vi) to determine the price or prices at which Stock Options shall be granted; (vii) to determine the Option Period for each Stock Option and the Performance Period for each grant of Performance Shares; (viii) to determine the number of shares to be subject to each Award; (ix) to determine the rate at which Awards may vest or otherwise become available; (x) to determine the rate at which Stock Options may be exercised within the Option Period; (xi) to establish any Performance Objectives or other criteria that would affect in any way a Participant’s right to obtain or forfeit shares of Common Stock under the Plan; (xii) to interpret any shareholder or stock restriction agreement insofar as it affects a Participant’s rights and obligations under the Plan; (xiii) to determine if a Participant has had a Termination of Service; (xiv) to determine if an Acceleration Event has occurred; (xv) and to make any other determinations necessary or advisable for the administration of the Plan and to do everything necessary or appropriate to administer the Plan. The Committee’s determinations under this Article III need not be uniform and may be made by the Committee selectively among the persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. The records of the Corporation as to a Participant’s employment (or other provision of services), Termination of Service, leave of absence, compensation and related information shall be conclusive on all persons unless determined by the Committee to be incorrect. All acts, determinations and decisions of the Committee made or taken pursuant to the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan or any Award Agreement, including the severability of any and all of the provisions thereof; shall be conclusive, final and binding upon all Participants, Eligible Participants and their beneficiaries. No member of the Committee or member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or to any option granted thereunder.

3.4 The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

3.5 Without limiting the provisions of this Article III, and subject to the provisions of Article X, the Committee is authorized to take such action as it determines to be necessary or advisable, and fair and equitable to Participants and to the Corporation, with respect to an outstanding Award in the event of an Acceleration Event as described in Article X or other similar event. Such action may include, but shall not be limited to, establishing, amending or waiving the form, terms, conditions and duration of an Award and the related Award Agreement, so as to provide for earlier, later, extended or additional times for exercise or payments, differing methods for calculating payments, alternate forms and amounts of payment, an accelerated release of restrictions or other modifications. The Committee may take such actions pursuant to this Section 3.5 by adopting rules and regulations of general applicability to all Participants or to certain categories of Participants, by including, amending or waiving terms and conditions in an Award and the related Award Agreement, or by taking action with respect to individual Participants from time to time.

3.6 Subject to the provisions of Section 3.11, the aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan shall not exceed the aggregate sum of (i) 1,199,550 shares of Common Stock, including 599,550 shares of Common Stock issuable but never made available under an Award under the Corporation’s Equity Compensation Plan (the “Prior Plan”), and (ii) any shares of Common Stock which remain reserved for Awards under the Prior Plan but which may not be issued thereunder as a result of the termination or cancellation of an Award.

(a) All shares of Common stock under this Section 3.6 shall be made available from authorized and unissued shares of the Corporation.

(b) For all purposes under the Plan, each Performance Share awarded shall be counted as one share of Common Stock subject to an Award.

(c) If, for any reason, any shares of Common Stock (including shares of Common Stock subject to Performance Shares) that have been awarded or are subject to issuance or purchase pursuant to Awards outstanding under the Plan are not delivered or purchased, or are reacquired by the Corporation, for any reason, including but not limited to a forfeiture of Restricted Stock or failure to earn Performance Shares or the termination, expiration or cancellation of a Stock Option, or any other termination of an Award without payment being made in the form of shares of Common Stock (whether or not Restricted Stock), such shares of Common Stock shall not be charged against the aggregate number of shares of Common Stock available for Award under the Plan and shall again be available for Awards under the Plan. In no event, however, may Common Stock that is surrendered or withheld to pay the exercise price of a Stock Option or to satisfy tax withholding requirements be available for future grants under the Plan.

(d) The foregoing subsections (b) and (c) of this Section 3.6 shall be subject to any limitations provided by the Code or by Rule 16b-3 under the Exchange Act or by any other applicable law, rule or regulation.

3.7 Each Award granted under the Plan shall be evidenced by a written Award Agreement, which shall be subject to and shall incorporate (by reference or otherwise) the applicable terms and conditions of the Plan and shall include any other terms and conditions (not inconsistent with the Plan) required by the Committee. In addition, the Committee shall require each recipient of an Award to execute a joinder to any shareholder or stock restriction agreement prior to final grant of the Award, which shall make such recipient a shareholder party to such shareholder or stock restriction agreement and the shares of Common Stock or Option awarded subject to the restrictions therein.

3.8 The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock under the Plan prior to:

(a) any required approval of the Plan by the shareholders of the Corporation; and

(b) the completion of any registration or qualification of such shares of Common Stock under any federal or state law, or any ruling or regulation of any governmental body that the Corporation shall, in its sole discretion, determine to be necessary or advisable.

3.9 The Committee may require any Participant acquiring shares of Common Stock pursuant to any Award under the Plan to represent to and agree with the Corporation in writing that such person is acquiring the shares of Common Stock for investment purposes and without a view to resale or distribution thereof. Shares of Common Stock issued and delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on the certificate or certificates representing any such shares to make appropriate reference to any such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.

3.10 Except as otherwise expressly provided in the Plan or in an Award Agreement with respect to an Award, no Participant shall have any right as a shareholder of the Corporation with respect to any shares of Common Stock subject to such Participant’s Award except to the extent that, and until, one or more certificates representing such shares of Common Stock shall have been delivered to the Participant. No shares shall be required to be issued, and no certificates shall be required to be delivered, under the Plan unless and until all of the terms and conditions applicable to such Award shall have, in the sole discretion of the Committee, been satisfied in full and any restrictions shall have lapsed in full, and unless and until all of the requirements of law and of all regulatory bodies having jurisdiction over the offer and sale, or issuance and delivery, of the shares shall have been fully complied with.

3.11 The total amount of shares with respect to which Awards may be granted under the Plan and the rights, terms and conditions of outstanding Awards and Award Agreements (both as to the number of shares subject to the outstanding Awards and the Option Price(s) or other purchase price(s) of such shares, as applicable) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Corporation resulting from payment of a stock dividend on the Common Stock, a stock split or subdivision or combination of shares of the Common Stock, a Corporate Reorganization, a reorganization or reclassification of the Common Stock, or any other change in the structure of shares of the Common Stock (including without limitation changing the class of Common Stock that may be subject to an Award and which have not been issued or transferred under an outstanding Award), The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional shares that might otherwise become subject to an Award. All adjustments made as the result of the foregoing in respect of each Incentive Stock Option shall be made so that such Incentive Stock Option shall continue to be an Incentive Stock Option, as defined in Section 422 of the Code.

3.12 In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Corporation, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

3.13 The Committee shall be authorized to make adjustments in any performance based criterion or in the other terms and conditions of outstanding Awards in recognition of unusual or nonrecurring events affecting the Corporation (or any Subsidiary, if applicable) or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the

Plan or any Award Agreement in the manner and to the extent it shall deem necessary or desirable to reflect any such adjustment. In the event the Corporation (or any Subsidiary, if applicable) shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its sole discretion, make such adjustments in the terms of outstanding Awards under the Plan as it shall deem appropriate.

3.14 Subject to the express provisions of the Plan, the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any outstanding Award shall be terminated, canceled, forfeited or suspended. Notwithstanding the foregoing or any other provision of the Plan or an Award Agreement, all Awards to any Participant that are subject to any restriction or have not been earned or exercised in full by the Participant shall be terminated and canceled if the Participant is terminated for Cause, as defined in section 2.4 herein.

3.15 In addition to, and not in limitation of, the right of the Committee to grant Awards to Eligible Participants under this Plan, the full Board of Directors may from time to time grant Awards to Eligible Participants pursuant to the terms and conditions of this Plan, subject to the requirements of the Code, Rule 16b-3 under the Exchange Act or any other applicable law, rule or regulation. In connection with any such grants, the Board of Directors shall have all of the power and authority of the Committee to determine the Eligible Participants to whom such Awards shall be granted and the other terms and conditions of such Awards.

3.16 The Committee may specify that any shares of Common Stock acquired pursuant to an Award may be subject to the Corporation’s right to repurchase such shares, or a right of first refusal, and the Committee may require that the Corporation consent to any transfer of such shares. The Committee, in its sole discretion, may specify the repurchase price of the shares in the Award Agreement. In no event may any shares of Common Stock acquired pursuant to an Award be transferred or otherwise sold, except to the estate of the Participant, before such shares are Mature Shares.

3.17 In the event that the Corporation has an Initial Public Offering, no participant may offer, sell, contract to sell, pledge, hypothocate, grant any option to purchase, or make any short sale of, or otherwise dispose of any shares of Common Stock or any rights to acquire such shares of Common Stock for a period of time as may be established by the underwriter for such Initial Public Offering; provided, however, that such period of time shall not exceed one hundred eighty (180) days from the effective date of the registration statement filed in connection with such Initial Public Offering.

3.18 Notwithstanding the provisions of Section 3.3 hereof, the Committee shall not make any Award to any person who has not signed agreements with the Committee, in the form then in use by the Corporation, with regard to confidentiality, noncompetition, noninterference and investors.

ARTICLE IV. INCENTIVE STOCK OPTIONS

4.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date grant Incentive Stock Options to Eligible Participants, subject to the provisions of this Article IV and Articles III and VI and subject to the following conditions:

(a) Incentive Stock Options shall be granted only to Eligible Participants, each of whom may be granted one or more of such Incentive Stock Options at such time. or times determined by the Committee; provided, however, that Incentive Stock Options shall be granted only to an Eligible Participants who, at the time of the Grant Date, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation.

(b) The Option Price per share of Common Stock for an Incentive Stock Option shall be set in the Award Agreement, but shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the Grant Date.

(c) An Incentive Stock Option may be exercised in full or in part from lime to time within ten (10) years from the Grant Date, or such shorter period as may be specified by the Committee as the Option Period and set forth in the Award Agreement; provided, however, that, in any event, the Incentive Stock Option shall lapse and cease to be exercisable upon a Termination of Service or within such period following a Termination of Service as shall have been determined by the Committee and set forth in the related Award Agreement; and provided, further, that such period following a Termination of Service shall not exceed three (3) months unless employment shall have terminated:

(i) as a result of Disability, in which event such period shall not exceed one year after the date of Disability; or

(ii) as a result of death, or if death shall have occurred following a Termination of Service (other than as a result of Disability) and during the period that the Incentive Stock Option was still exercisable, in which event such period may not exceed one year after the date of death; and

provided, further, that such period following a Termination of Service shall in no event extend beyond the original Option Period of the Incentive Stock Option.

(d) The aggregate Fair Market Value of the shares of Common Stock with respect to which any incentive stock options (whether under this Plan or any other plan established by the Corporation) are first exercisable during any calendar year by any Eligible Participants shall not exceed one hundred thousand dollars ($100,000), determined based on the Fair Market Value(s) of such shares as of their respective grant dates; provided, however, that to the extent permitted under Section 422 of the Code:

(i) if the aggregate Fair Market Values of the shares of Common Stock with respect to which incentive stock options are first exercisable during any calendar year (whether such Incentive Stock Options are granted under this

Plan or any other plan established by the Corporation) exceeds one hundred thousand dollars ($100,000), such excess shall be treated as a Nonqualified Stock Option;

(ii) if a Participant’s employment is terminated by reason of death, Disability or Retirement and the portion of any incentive stock option that is otherwise exercisable during the post-termination period applied without regard to the one hundred thousand dollar ($100,000) limitation contained in Section 422 of the Code is greater than the portion of such option that is immediately exercisable as an Incentive Stock Option during such post-termination period under Section 422, such excess shall be treated as a Nonqualified Stock Option; and

(iii) if the exercise of an Incentive Stock Option is accelerated by reason of a Change of Control, any portion of such Award that is not exercisable as an incentive stock option by reason of the one hundred thousand dollar ($100,000) limitation contained in Section 422 of the Code shall be treated as a Nonqualified Stock Option.

(e) No Incentive Stock Options may be granted more than ten (10) years from the Effective Date.

(f) The Award Agreement for each Incentive Stock Option shall provide that the Participant shall notify the Corporation if such Participant sells or otherwise transfers any shares of Common Stock acquired upon exercise of the Incentive Stock Option within two (2) years of the Grant Date of such Incentive Stock Option or within one (1) year of the date such shares were acquired upon the exercise of such Incentive Stock Option.

4.2 Subject to the limitations of Section 3.6, the maximum number of shares of Common Stock subject to Incentive Stock Option Awards shall be the maximum number of shares available for Awards under the Plan.

4.3 The Committee may provide for any other terms and conditions which it determines should be imposed for an Incentive Stock Option to qualify under Section 422 of the Code, as well as any other terms and conditions not inconsistent with this Article IV or Articles III or VI, as determined in its sole discretion and set forth in the Award Agreement for such Incentive Stock Option.

4.4 Each provision of this Article IV and of each Incentive Stock Option granted hereunder shall be construed in accordance with the provisions of Section 422 of the Code, and any provision hereof that cannot be so construed shall be disregarded.

4.5 If the Award Agreement so provides, the Committee may require that all or part of the shares of Common Stock to be issued upon the exercise of an Incentive Stock Option shall take the form of Restricted Stock, which shall be valued on the date of exercise, as determined by the Committee, on the basis of the Fair Market Value of such Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

ARTICLE V. NONQUALIFIED STOCK OPTIONS

5.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date grant Nonqualified Stock Options to Eligible Participants, subject to the provisions of this Article V and Articles III and VI and subject to the following conditions:

(a) Nonqualified Stock Options may be granted to any Eligible Participants, each of whom may be granted one or more of such Nonqualified Stock Options, at such time or times as may be determined by the Committee.

(b) The Option Price per share of Common Stock for a Nonqualified Stock Option shall be set in the Award Agreement and may be less than or greater than one hundred percent (100%) of the Fair Market Value of the Common Stock at the Grant Date.

(c) A Nonqualified Stock Option may be exercised in full or in part from time to time within the Option Period specified by the Committee and set forth in the Award Agreement; provided, however, that, in any event, the Nonqualified Stock Option shall lapse and cease to be exercisable three (3) months following a Termination of Service, or within such period following a Termination of Service as shall have been determined by the Committee and set forth in the related Award Agreement.

5.2 The Committee may provide for any other terms and conditions for a Nonqualified Stock Option not inconsistent with this Article V or Articles III or VI, as determined in its sole discretion and set forth in the Award Agreement for such Nonqualified Stock Option.

ARTICLE VI. INCIDENTS OF STOCK OPTIONS

6.1 Each Stock Option shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee and set forth in the related Award Agreement, including any provisions which may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

6.2 Unless otherwise provided in an Award Agreement, a Stock Option may be exercised only by (i) Participant’s completion, execution and delivery to the Corporation of a notice of exercise and, if required by the Corporation, an “investment letter” as supplied by the Corporation (and confirming Participant’s representations and warranties in the Award Agreement), including the representation that Participant is acquiring the Shares for investment only and not with a view to the resale or other distribution thereof, and (ii) the payment to the Corporation, of an amount equal to the Option Price multiplied by the number of Shares being purchased as specified in Participant’s notice of exercise. Participant’s notice of exercise shall be given pursuant to Section 6.4 or in the manner specified in the Award Agreement. Notwithstanding anything to the contrary in this Agreement, a Stock Option may be exercised only if compliance with all applicable federal and state securities laws can be effected.

6.3 Except as hereinafter described, a Stock Option shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative. In the event of the death of a Participant, any unexercised Stock Options may be exercised to the extent otherwise provided herein or in such Participant’s Award Agreement by the executor or personal representative of such Participant’s estate or by any person who acquired the right to exercise such Stock Options by bequest under the Participant’s will or by inheritance.

6.4 Shares of Common Stock purchased upon exercise of a Stock Option shall be paid for in such amounts, at such times and upon such terms as shall be determined by the Committee, subject to limitations set forth in the Stock Option Award Agreement. The Committee may, in its sole discretion, permit the exercise of a Stock Option by payment in full of the Option price of said shares, and such payment shall be made at the time of the exercise of the Option (i) in cash or by check payable to the order of the Corporation, (ii) if authorized by the Committee, by delivery of Mature Shares, and including, if the Optionee elects, Option Shares in an amount necessary to provide for any income tax withholding (the amount to be withheld shall not exceed the statutory minimum Federal and State income and employment tax liability arising from the Option exercise transaction), (iii) if authorized by the Committee or if specified in the Stock Option Agreement pursuant to which the Option is being exercised, by a full-recourse promissory note made by the Optionee in favor of the Corporation, upon the terms and conditions determined by the Committee and secured by the Option Shares issued upon exercise and by the assets of the Optionee, complying with applicable law (including, without limitation, state corporate and federal margin requirements), or any combination thereof. Furthermore, if the Corporation has an Initial Public Offering and is thereafter listed on a national securities exchange, the Committee may permit an Optionee to pay the exercise price by irrevocably authorizing a third party to sell shares of the Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option, and remit to the Corporation a sufficient portion of the sale proceeds to pay the entire exercise price and any withholding resulting from such exercise. As soon as practicable after said notice and the Option price have been received by the Corporation, the Corporation shall deliver to the Optionee a stock certificate registered in the Optionee’s name representing the Option Shares. Shares of Common Stock previously held by the Participant and surrendered in payment of the Option Price of a Stock Option shall be valued for such purpose at the Fair Market Value thereof on the date the Stock Option is exercised.

6.5 No cash dividends shall be paid on shares of Common Stock subject to unexercised Stock Options. The Committee may provide, however, that a Participant to whom a Stock Option has been granted which is exercisable in whole or in part at a future time for shares of Common Stock shall be entitled to receive an amount per share equal in value to the cash dividends, if any, paid per share on issued and outstanding Common Stock, as of the dividend record dates occurring during the period between the date of the grant and the time each such share of Common Stock is delivered pursuant to exercise of such Stock Option. Such amounts (herein called “dividend equivalents”) may, in the discretion of the Committee, be:

(a) paid in cash or Common Stock either from time to time prior to, or at the time of the delivery of such Common Stock, or upon expiration of the Stock Option if it shall not have been fully exercised; or

(b) converted into contingently credited shares of Common Stock, with respect to which dividend equivalents may accrue, in such manner, at such value, and deliverable at such time or times, as may be determined by the Committee.

Such Common Stock, whether delivered or contingently credited, shall be charged against the limitations set forth in Section 3.6.

6.6 The Committee may permit the voluntary surrender of all or a portion of any Stock Option granted under the Plan to be conditioned upon the granting to the Participant of a new Stock Option for the same or a different number of shares of Common Stock as the Stock Option surrendered, or may require such voluntary surrender as a condition precedent to a grant of a new Stock Option to such Participant. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at such Option Price, during such Option Period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option is granted. Upon surrender, the Stock Options surrendered shall be canceled and the shares of Common Stock previously subject to them shall be available for the grant of other Stock Options.

6.7 The Committee may at any time offer to purchase a Participant’s outstanding Stock Option for a payment equal to the value of such Stock Option payable in cash, shares of Common Stock or Restricted Stock or other property upon surrender of the Participant’s Stock Option, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

6.8 The Committee shall have the discretion, exercisable either at the time the Award is granted or at the time the Participant discontinues employment, to establish as a provision applicable to the exercise of one or more Stock Options that, during a limited period of exercisability following a Termination of Service, the Stock Option may be exercised not only with respect to the number of shares of Common Stock for which it is exercisable at the time of the Termination of Service but also with respect to one or more subsequent installments for which the Stock Option would have become exercisable had the Termination of Service not occurred.

ARTICLE VII. RESTRICTED STOCK

7.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date award shares of Restricted Stock to Eligible Participants as a reward for past service and an incentive for the performance of future services that will contribute materially to the successful operation of the Corporation and its Subsidiaries, subject to the terms and conditions set forth in this Article VII.

7.2 The Committee shall determine the terms and conditions of any Award of Restricted Stock, which shall be set forth in the related Award Agreement, including without limitation:

(a) the purchase price, if any, to be paid for such Restricted Stock, which may be zero, subject to such minimum consideration as may be required by applicable law;

(b) the duration of the Restriction Period or Restriction Periods with respect to such Restricted Stock and whether any events may accelerate or delay the end of such Restriction Period(s);

(c) the circumstances upon which the restrictions or limitations shall lapse, and whether such restrictions or limitations shall lapse as to all shares of Restricted Stock at the end of the Restriction Period or as to a portion of the shares of Restricted Stock in installments during the Restriction Period by means of one or more vesting schedules;

(d) whether such Restricted Stock is subject to repurchase by the Corporation or to a right of first refusal at a predetermined price or if the Restricted Stock may be forfeited entirely under certain conditions;

(e) whether any Performance Objectives may apply to a Restriction Period to shorten or lengthen such period; and

(f) whether dividends and other distributions with respect to such Restricted Stock are to be paid currently to the Participant or withheld by the Corporation for the account of the Participant.

7.3 Awards of Restricted Stock must be accepted within a period of sixty (60) days after the Grant Date (or such shorter or longer period as the Committee may specify at the Grant Date) by executing an Award Agreement with respect to such Restricted Stock and tendering the purchase price, if any. A prospective recipient of an Award of Restricted Stock shall not have any rights with respect to such Award, unless such recipient has executed an Award Agreement with respect to such Restricted Stock, has delivered a fully executed copy thereof to the Committee and has otherwise complied with the applicable terms and conditions of such Award.

7.4 In the sole discretion of the Committee and as set forth in the Award Agreement for an Award of Restricted Stock, all shares of Restricted Stock held by a Participant and still subject to restrictions shall be forfeited by the Participant upon the Participant’s Termination of Service and shall be reacquired, cancelled and retired by the Corporation. Notwithstanding the foregoing, unless otherwise provided in an Award Agreement with respect to an Award of Restricted Stock, in the event of the death, Disability or Retirement of a Participant during the Restriction Period, or in other cases of special circumstances (including hardship or other special circumstances of a Participant whose employment is involuntarily terminated), the Committee may elect to waive in whole or in part any remaining restrictions with respect to all or any part of such Participant’s Restricted Stock, if it finds that a waiver would be appropriate.

7.5 Except as otherwise provided in this Article VII, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

7.6 Upon an Award of Restricted Stock to a Participant, a certificate or certificates representing the shares of such Restricted Stock will be issued to and registered in the name of the Participant. Unless otherwise determined by the Committee, such certificate or certificates will be held in custody by the Corporation until (i) the Restriction Period expires and the restrictions or limitations lapse, in which case one or more certificates representing such shares of Restricted Stock that do not bear a restrictive legend (other than any legend as required under applicable federal or state securities laws) shall be delivered to the Participant, or (ii) a prior forfeiture by the Participant of the shares of Restricted Stock subject to such Restriction Period, in which case the Corporation shall cause such certificate or certificates to be cancelled and the shares represented thereby to be retired, all as set forth in the Participant’s Award Agreement. It shall be a condition of an Award of Restricted Stock that the Participant deliver to the Corporation a stock power endorsed in blank relating to the shares of Restricted Stock to be held in custody by the Corporation.

7.7 Except as provided in this Article VII or in the related Award Agreement, a Participant receiving an Award of shares of Restricted Stock Award shall have, with respect to such shares, all rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any distributions, unless and until such shares are otherwise forfeited by such Participant; provided, however, the Committee may require that any cash dividends with respect to such shares of Restricted Stock be automatically reinvested in additional shares of Restricted Stock subject to the same restrictions as the underlying Award, or may require that cash dividends and other distributions on Restricted Stock be withheld by the Corporation or its Subsidiaries for the account of the Participant. The Committee shall determine whether interest shall be paid on amounts withheld, the rate of any such interest, and the other terms applicable to such withheld amounts.

ARTICLE VIII. STOCK AWARDS

8.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date grant Stock Awards to Eligible Participants in payment of compensation that has been earned or as compensation to be earned, including without limitation compensation awarded or earned concurrently with or prior to the grant of the Stock Award, subject to the terms and conditions set forth in this Article VIII.

8.2 For the purposes of this Plan, in determining the value of a Stock Award, all shares of Common Stock subject to such Stock Award shall be valued at not less than one hundred percent (100%) of the Fair Market Value of such shares of Common Stock on the Grant Date of such Stock Award, regardless of when such shares of Common Stock are issued and certificates representing such shares are delivered to the Participant.

8.3 Unless otherwise determined by the Committee and set forth in the related Award Agreement, shares of Common Stock subject to a Stock Award will be issued, and one or more certificates representing such shares will be delivered, to the Participant as soon as practicable following the Grant Date of such Stock Award. Upon the issuance of such shares and the delivery of one or more certificates representing such shares to the Participant, such Participant shall be and become a shareholder of the Corporation fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder of the Corporation. Notwithstanding any other provision of this Plan, unless the Committee expressly provides otherwise with respect to a Stock Award, as set forth in the related Award Agreement, no Stock Award shall be deemed to be an outstanding Award for purposes of the Plan.

ARTICLE IX. PERFORMANCE SHARES

9.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date award Performance Shares to Eligible Participants as an incentive for the performance of future services that will contribute materially to the successful operation of the Corporation and its Subsidiaries, subject to the terms and conditions set forth in this Article IX.

9.2 The Committee shall determine the terms and conditions of any Award of Performance Shares, which shall be set forth in the related Award Agreement, including without limitation:

(a) the purchase price, if any, to be paid for such Performance Shares, which may be zero, subject to such minimum consideration as may be required by applicable law;

(b) the Performance Period and/or Performance Objectives applicable to such Awards;

(c) the number of Performance Shares that shall be paid to the Participant if the applicable Performance Objectives are exceeded or met in whole or in part; and

(d) the form of settlement of a Performance Share.

9.3 At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Common Stock.

9.4 Performance Periods may overlap, and Participants may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.

9.5 Performance Objectives may vary from Participant to Participant and between Awards and shall be based upon such performance criteria or combination of factors as the Committee may deem appropriate, including, but not limited to, minimum earnings per share or return on equity. If during the course of a Performance Period there shall occur significant events that the Committee expects to have a substantial effect on the applicable Performance Objectives during such period, the Committee may revise such Performance Objectives.

9.6 In the sole discretion of the Committee and as set forth in the Award Agreement for an Award of Performance Shares, all Performance Shares held by a Participant and not earned shall be forfeited by the Participant upon the Participant’s Termination of Service. Notwithstanding the foregoing, unless otherwise provided in an Award Agreement with respect to an Award of Performance Shares, in the event of the death, Disability or Retirement of a Participant during the applicable Performance Period, or in other cases of special circumstances (including hardship or other special circumstances of a Participant whose employment is involuntarily terminated), the Committee may determine to make a payment in settlement of such Performance Shares at the end of the Performance Period, based upon the extent to which the Performance Objectives were satisfied at the end of such period and pro rated for the portion of the Performance Period during which the Participant was employed by the Corporation or a

Subsidiary; provided, however, that the Committee may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Committee deems appropriate or desirable.

9.7 The settlement of a Performance Share shall be made in cash, whole shares of Common Stock or a combination thereof and shall be made as soon as practicable after the end of the applicable Performance Period. Notwithstanding the foregoing, the Committee in its sole discretion may allow a Participant to defer payment in settlement of Performance Shares on terms and conditions approved by the Committee and set forth in the related Award Agreement entered into in advance of the time of receipt or constructive receipt of payment by the Participant.

9.8 Performance Shares shall not be transferable by the Participant. The Committee shall have the authority to place additional restrictions on the Performance Shares including, but not limited to, restrictions on transfer of any shares of Common Stock that are delivered to a Participant in settlement of any Performance Shares.

ARTICLE X. ACCELERATION EVENTS

10.1 Unless otherwise provided in the Award Agreement with respect to a particular Award, upon the occurrence of an Acceleration Event all then outstanding Stock Options that are not fully vested and exercisable shall not become fully vested and exercisable solely on account of the Acceleration Event.

10.2 Unless otherwise provided in any Award Agreement, upon the occurrence of an Acceleration Event, the restrictions applicable to Awards of Restricted Stock or Stock Awards shall immediately lapse, in which case the Corporation shall remove all restrictive legends applicable to the certificates for such shares of Common Stock, and deliver such certificates to the Participants in whose names they are registered.

10.3 Unless otherwise provided in any Award Agreement or determined otherwise by the Committee, upon the occurrence of an Acceleration Event, the value-of all outstanding Stock Options, Restricted Stock and Stock Awards, in each case to the extent vested, shall be determined by the Committee in its sole discretion and shall be cashed out on the basis of the “Change of Control Price” less any purchase price or exercise price under the Award. For the purposes of this Agreement, the “Change of Control Price” means the price per share of any Change of Control or Corporate Reorganization, as determined in the sole discretion of the Committee.

10.4 The committee may in its discretion include in any Award Agreement any other Acceleration Events as the Committee deems appropriate in its sole discretion.

ARTICLE XI. AMENDMENT AND TERMINATION

11.1 Subject to the provisions of Section 11.2, the Board of Directors, upon recommendation of the Committee or otherwise, at any time and from time to time may amend or terminate the Plan as may be necessary or desirable to implement or discontinue the Plan or any provision hereof. To the extent required by the Exchange Act or the Code, however, no amendment, without approval by the Corporation’s shareholders, shall:

(a) materially alter the group of persons eligible to participate in the Plan;

(b) except as provided in Section 3.6, increase the maximum number of shares of Common Stock that are available for Awards under the Plan;

(c) extend the period during which Incentive Stock Option Awards may be granted beyond January 31, 2011 (ten years from the Effective Date); or

(d) alter the class of individuals eligible to receive an Incentive Stock Option or increase the limit or the value of shares of Common Stock for which an Eligible Participant may be granted an Incentive Stock Option.

(e) limit or restrict the powers of the Committee with respect to the administration of this Plan;

(f) materially increase the benefits accruing to Participants under this Plan;

(g) materially modify the requirements as to eligibility for participation in this Plan; or

(h) change any of the provisions of this Article X.

11.2 No amendment to or discontinuance of the Plan or any provision thereof by the Board of Directors or the shareholders of the Corporation shall, without the written consent of the Participant, adversely affect (in the sole discretion of the Committee) any Award theretofore granted to such Participant under this Plan; provided, however, that the Committee retains the right and power to:

(a) annul any Award if the Participant is terminated for Cause as defined in section 2.4 herein;

(b) convert any outstanding Incentive Stock Option to a Nonqualified Stock Option; and

(c) provide for the forfeiture of shares of Common Stock or other gain under an Award as determined by the Committee for competing against the Corporation.

11.3 If a Change of Control has occurred, no amendment or termination shall impair the rights of any person with respect to an outstanding Award, as provided in Article X.

ARTICLE XII. MISCELLANEOUS PROVISIONS

12.1 Nothing in the Plan or any Award granted hereunder shall confer upon any Participant any right to continue in the employ of the Corporation or its Subsidiaries or to serve as a Director or shall interfere in any way with the right of the Corporation or its Subsidiaries or the shareholders of the Corporation, as applicable, to terminate the service of a Participant or to release or remove a Director at any time. Unless specifically provided otherwise, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Corporation or its Subsidiaries for the benefit of their respective employees. No Participant shall have any claim to an Award until it is actually granted under the Plan and an Award Agreement has been executed and delivered to the Corporation. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as provided in Article VII with respect to Restricted Stock and except as otherwise provided by the Committee.

12.2 The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not subject to Section 16 of the Exchange Act.

12.3 The terms of the Plan shall be binding upon the Corporation, its successors and assigns.

12.4 In the event that, at any time or from time to time, any Shares are transferred to any party (other than the Corporation) pursuant to the provisions of Section 12.1 hereof or otherwise, the transferee shall take such Shares pursuant to all of the provisions, conditions and obligations of the Plan and the Award Agreement (including, without limitation, the obligations to sell and transfer, and to offer to sell and transfer, such Shares), and, as a condition precedent to the transfer of such Shares, the transferee shall agree in writing, for and on behalf of such transferee and such transferee’s successors and assigns, to be bound by all provisions of this Plan and the Award Agreement.

12.5 Neither a Stock Option nor any other type of equity-based compensation provided for hereunder shall be transferable. In addition to the transfer restriction contained herein, additional transfer restrictions shall apply to the extent required by federal or state securities laws. If any Participant makes such a transfer in violation hereof, any obligation hereunder of the Corporation to such Participant shall terminate immediately.

12.6 This Plan and all actions taken hereunder shall be governed by the laws of the State of North Carolina.

12.7 Each Participant exercising an Award hereunder agrees to give the Committee prompt written notice of any election made by such Participant under Section 83(b) of the Code, or any similar provision thereof. Any and all notices made pursuant to this Plan shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Corporation, to its principal executive offices to the attention of the President, and, in the case of Participant, to Participant’s address as shown on the Corporation’s records.

12.8 If any provision of this Plan or an Award Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, it shall be stricken, and the remainder of the Plan or the Award Agreement shall remain in full force and effect.

12.9 The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Corporation or any of its Subsidiaries to make adjustments, reclassification, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or to transfer all or part of its business or assets.

12.10 The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) or qualified under Section 401(a) of the Code.

12.11 If a Participant is required to pay to the Corporation an amount with respect to income and employment tax withholding obligations in connection with (i) the exercise of a Nonqualified Stock Option, (ii) certain dispositions of Common Stock acquired upon the exercise of an Incentive Stock Option, or (iii) the receipt of Common Stock pursuant to any other Award, then the issuance of Common Stock to such Participant shall not be made (or the transfer of shares by such Participant shall not be required to be effected, as applicable) unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Corporation. The Committee, in its sole discretion and subject to such rules as it may adopt, may permit the Participant to satisfy such obligation, in whole or in part, by making an irrevocable election that a portion of the total Fair Market Value of the shares of Common Stock be paid in the form of cash in lieu of the issuance of Common Stock and that such cash payment be applied to the satisfaction of the withholding obligations. The amount to be withheld shall not exceed the statutory minimum federal and state income and employment tax liability arising from the transfer of the Common Stock to the Participant. Notwithstanding any other provision of the Plan, any election under this Section 12.10 is required to satisfy the applicable requirements of Rule 16b-3 under the Exchange Act.

Option Plan Amendment

July 2003

The Digital Optics Corporation Omnibus Stock Option and Award Plan (the “Option Plan”) is hereby amended as follows:

By deleting the first paragraph of Section 3.6 of the Plan and inserting, in lieu thereof, the following:

“Subject to the provisions of Section 3.11, the aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan shall not exceed the sum of (i) One Million Twenty-One Thousand Two Hundred and Thirty-One (1,021,231) shares and (ii) any shares of Common Stock which remain reserved for Awards under the Digital Optics Corporation Equity Compensation Plan but which may not be issued thereunder as a result of the termination or cancellation of an Award after July 18, 2003.”